Exhibit 10.12

Description of Material Terms of Advances made by West Coast Sales

West Coast Sales advanced funds to SouthPeak Interactive, L.L.C. at varying times with no written loan agreement. There was no collateral required for the advances and no interest was charged or paid. The advances are payable on demand.